Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction
CXApp Holding Corp.	Delaware
CXApp US, Inc.	California
CXApp Canada, Inc.	British Columbia
CXApp Philippines, Inc.	Philippines